                      USA NETWORKS, INC. AND SUBSIDIARIES

                                                                    EXHIBIT 12.1

                      USA NETWORKS, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                                               ACTUAL
                               ----------------------------------------------------------------------
                                                              FOUR MONTHS              YEARS ENDED
                                   YEARS ENDED AUGUST 31,        ENDED                 DECEMBER 31,
                               -----------------------------  DECEMBER 31,    ------------------------------
                                 1994       1995                  1995         1996        1997        1998
                                -------    -------            ------------    -------    --------    --------
                                                                 (In thousands)
EARNINGS:
  Net income (loss)
    before income
    taxes................       $   606    $ 1,253             $(3,255)      $(4,667)   $ 54,112    $204,519
  Equity in (earnings)
    losses of
    unconsolidated
    affiliates...........            --         --                  --           367      12,007      18,220
  Adjustment for
    partially owned
    subsidiaries and 50%
    owned companies......            --         --                  --          (280)      2,389      79,295
  Interest expense.......        12,178(c)  10,963(b)            3,463        11,841      31,579     121,266
  Portion of rents
    representative of an
    interest factor(a)...         1,061        881                 264           957       6,322      12,315
                                -------    -------             -------       -------    --------    --------
    Total earnings.......       $13,845    $13,097             $   472       $ 8,218    $106,409     435,615
                                =======    =======             =======       =======    ========    ========
FIXED CHARGES:
  Interest expense.......       $12,178    $10,963             $ 3,463       $11,841    $ 31,579     121,266
  Portion of rents
    representative of an
    interest factor......         1,061        881                 264           957       6,322      12,315
                                -------    -------             -------       -------    --------    --------
    Total fixed
      charges............       $13,239    $11,844             $ 3,727       $12,798    $ 37,901     133,581
                                =======    =======             =======       =======    ========    ========
RATIO OF EARNINGS TO
  FIXED CHARGES..........          1.05x      1.11x               0.13x         0.64x       2.81x       3.26x

                             PRO FORMA
                           -------------
                               YEAR
                               ENDED
                           DECEMBER 31,
                               1998
                           -------------
                           (In thousands)
EARNINGS:
  Net income (loss)
    before income
    taxes................    $200,377(g)
  Equity in (earnings)
    losses of
    unconsolidated
    affiliates...........      18,220
  Adjustment for
    partially owned
    subsidiaries and 50%
    owned companies......      79,295
  Interest expense.......     125,408
  Portion of rents
    representative of an
    interest factor(a)...      12,315
                             --------
    Total earnings.......    $435,615
                             ========
FIXED CHARGES:
  Interest expense.......    $125,408
  Portion of rents
    representative of an
    interest factor......      12,315
                             --------
    Total fixed
      charges............    $137,723
                             ========
RATIO OF EARNINGS TO
  FIXED CHARGES..........        3.16x
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